Exhibits 8.1 and 23.1

September 21, 2011

BMW FS Securities LLC
300 Chestnut Ridge Road
Woodcliff Lake, NJ 07677

BMW Financial Services NA, LLC
300 Chestnut Ridge Road
Woodcliff Lake, NJ 07675

Re:          BMW FS Securities LLC
BMW Financial Services NA, LLC
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BMW FS Securities LLC (the “Depositor”) in connection with the issuance by BMW Vehicle Owner Trust 2011-A (the “Trust”) of $1,250,000,000 Asset Backed Notes (the “Notes”) pursuant to a prospectus dated September 12, 2011 as supplemented by a prospectus supplement dated September 14, 2011 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively the “Prospectus”).

A Registration Statement of the Depositor on Form S-3 relating to the Notes (333-159922) was filed by the Depositor with the Securities and Exchange Commission (the “Commission”) on June 11, 2009, as amended by Amendment No. 1 thereto filed on July 20, 2009 and Amendment No. 2 thereto filed on August 11, 2009 (such registration statement, as so amended to its effective date, is hereinafter referred to as the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “1933 Act”).  The Registration Statement was declared effective on August 13, 2009.  As set forth in the Prospectus, the Notes will be issued under and pursuant to the Indenture dated as of August 1, 2011 (as amended and supplemented from time to time, the “Indenture”), between the Trust and Citibank, N.A., as indenture trustee (the “Indenture Trustee”).

As such counsel, we have examined copies of the Prospectus and the Indenture, and originals or copies of such other corporate minutes, records, agreements and other instruments of the Depositor, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Depositor and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the statements contained under the captions “Material Income Tax Consequences” in the Base Prospectus and “Material Income Tax Consequences” in the Prospectus Supplement, to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Opinions” and “Material Income Tax Consequences” in the Base Prospectus and the headings “Legal Opinions” and “Material Income Tax Consequences” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ Bingham McCutchen llp

Bingham McCutchen llp